UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 8, 2025
________________________
YUM! BRANDS, INC.
(Exact name of registrant as specified in its charter)

Commission file number 1-13163

North Carolina				13-3951308
(State or other jurisdiction of				(I.R.S. Employer
incorporation or organization)				Identification No.)

1441 Gardiner Lane,	Louisville,	Kentucky		40213
(Address of principal executive offices)				(Zip Code)

Registrant’s telephone number, including area code:			(502)	874-8300

Former name or former address, if changed since last report:			N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, no par value	YUM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Items

On January 8, 2025, Yum! Brands Inc. terminated its franchise agreements with franchisee IS Gida A.S., the owner and operator of all KFC and Pizza Hut restaurants in Turkey and a subsidiary of IS Holding A.S. (IS Holding), after failure to meet Yum! Brands’ standards. The termination affects 283 KFC restaurants and 254 Pizza Hut restaurants in Turkey, and Yum! Brands expects the restaurants to close at least temporarily. Yum! Brands also re-acquired the master franchise rights in Germany for KFC and Pizza Hut from the owner of IS Holding in December 2024. There is no impact in Germany from the termination in Turkey.

Yum! Brands anticipates a pre-tax special charge of approximately $60 million in the fourth quarter of 2024 consisting primarily of transaction costs associated with the German acquisition and termination-related costs associated with the Turkey business. Due to issues specific to this franchisee and market, the recent sales in the Turkey restaurants were significantly below the global average sales per restaurant for each brand.  As a result, the loss of royalties from the store closures will have no material impact to Yum!’s core operating profit in 2025 and beyond. The Turkey closures will be reflected as a reduction in Yum!’s reported unit counts at the end of the first quarter of 2025.  Aside from this one-time change in unit count, Yum! remains confident in its global unit growth trajectory and expects no impact from this termination on other markets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM! BRANDS, INC.
(Registrant)

Date:	January 8, 2025	/s/ David Russell
Sr. Vice President, Finance and Corporate Controller
(Principal Accounting Officer)